Consent of Independent Auditors


The Board of Directors
Aetna Insurance Company of America:

We consent to the incorporation by reference in the registration statement No. 33-63657 on Post-Effective Amendment No. 3 on Form S-2 of Aetna Insurance Company of America (the "Company") of our reports dated March 20, 1997 with respect to the balance sheets of the Company as of December 31, 1996 and 1995, and the related statements of income, changes in shareholder's equity, and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in the Company's 1996 Annual Report on Form 10-K and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                        /s/KPMG Peat Marwick LLP


Hartford, Connecticut
November 24, 1997